Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS REPORTS FIRST QUARTER 2015 FINANCIAL
RESULTS AND DEVELOPMENT PROGRESS

Increases Focus on Entolimod Development and Toll-Like Receptor Franchise

Corporate Update Call at 10:00 am ET Today

Buffalo, NY — May 6, 2015 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today reported financial results and development progress for the first quarter ended March 31, 2015.

Cleveland BioLabs reported a $3.7 million net loss for the first quarter of 2015, or $1.14 per share, compared to a net loss of $1.9 million, or $0.63 per share, for the same period in 2014. The increase of $1.8 million or 95% in net loss was attributable to a $2.1 million income reduction from the period-to-period change in warrant liability, offset by $0.3 million in other reduced expenditures primarily related to reduced research activity for Panacela’s Mobilan compound, while it awaited regulatory approval to commence a Phase 1 trial.

At March 31, 2015, the Company had cash, cash equivalents and short-term investments of $5.0 million, $1.4 million of which was restricted for the use of our consolidated joint venture, Panacela, leaving $3.6 million available for general use. On February 6, 2015, the Company closed an equity transaction pursuant to which it received net proceeds of approximately $3.5 million. In addition, on April 29, 2015, the Company announced that it has entered into an agreement to sell its equity stake in Incuron, LLC for up to $4 million, approximately $3 million of which will be recognized in the second quarter of 2015.

On May 5, 2015, the Company announced the appointment of Langdon L. Miller, M.D., as President and Chief Medical Officer of Cleveland BioLabs. Dr. Miller has served as a strategic medical advisor to Cleveland BioLabs since February 2014. He has more than 20 years of experience in leadership positions in government and in large and small biopharmaceutical companies, including the National Cancer Institute, Pharmacia Corporation, PTC Therapeutics, Calistoga Pharmaceuticals, and Gilead Sciences.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “We are excited to have Langdon transition from his advisory role to one of our executive officers during this critical juncture in our development. His guidance on clinical strategy has been invaluable over the past year. With the divestiture of most of our interest in Incuron, our attention is focused on leveraging our toll-like receptor platform, namely entolimod and CBLB612, as these assets are in process of generating clinical data. Commercialization of entolimod as a radiation countermeasure remains our top priority. The pre-Emergency Use Authorization (pre-EUA) application is complete and is being readied by our electronic publisher for submission to the U.S. Food and Drug Administration in the second quarter of 2015. We are also negotiating with the Department of Defense office of Congressionally Directed Medical Research Programs regarding two proposals supporting additional studies needed for the filing of an entolimod Biologics License Application.”

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“Other indications for entolimod and CBLB612 continue to evolve,” continued Dr. Kogan. “We are accumulating data supporting various applications for entolimod as a cancer immunotherapy and recently started working with academic collaborators to investigate the potential use of entolimod as a vaccine adjuvant designed to enhance the efficacy of existing vaccines by eliciting a stronger immune response. For CBLB612, we are completing analysis of the Phase 1 study completed in the first quarter and preparing for a Phase 2a study assessing CBLB612’s potential to prevent or mitigate chemotherapy-related myelosuppression in cancer patients.”

Additional Operational Highlights

●	Findings from a Phase 1 study of entolimod in advanced cancer patients at Roswell Park Cancer Institute were accepted for presentation on May 30, 2015 during the Developmental Therapeutics - Immunotherapy poster session at the 2015 annual meeting of the American Society of Clinical Oncology (ASCO).
●	Dosing continued in a second Phase 1 study of entolimod in patients with advanced cancer in the Russian Federation to expand upon clinical observations made at the higher dose levels in the U.S. study and to gather further statistics on immune response to administrations of entolimod.

Further Financial Results

Revenue for the first quarter of 2015 decreased to $0.6 million compared to $1.3 million for the first quarter of 2014. This decrease related to the deconsolidation of Incuron LLC in the fourth quarter of 2014 and reduced Mobilan grant income, as it awaited approval to commence a Phase 1 trial.

Research and development costs for the first quarter of 2015 decreased to $1.6 million compared to $2.4 million for the same period in 2014. This decrease was primarily due to the deconsolidation of Incuron, LLC in the fourth quarter of 2014 and variances in the levels of outsourced research.

General and administrative costs for the first quarter of 2015 decreased to $2.3 million compared to $2.4 million for the same period in 2014. However, removing a $0.6 million one-time charge for expenses associated with the February financing, general and administrative expenses decreased by $0.7 million compared to the same period in 2014, primarily resulting from reductions in personnel and use of outside professionals. Accounting rules required that the February financing expenses be charged to operations as the majority of the gross proceeds were considered derivative liabilities.

The Company had 4.3 million common shares outstanding at March 31, 2015, assuming the full conversion of convertible preferred stock and the issuance of shares covered by pre-funded warrants issued in the February financing. In addition, the Company had 261,470 shares of common stock reserved for issuance pursuant to outstanding stock options with a weighted average exercise price of $67.69 and 2.3 million shares of common stock reserved for issuance pursuant to outstanding warrants exercisable at a weighted average price of $14.49. Additional details of the Company’s capitalization structure will be included in our Quarterly Report on Form 10-Q when it is filed.

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Conference Call Information

Cleveland BioLabs management will host a conference call at 10:00 a.m. ET today to provide updates and address investor questions regarding general business developments. Interested parties may participate by dialing 877-407-9205 (US) or 201-689-8054 (International), approximately five to ten minutes before the call start time. A live webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com. A replay of the call will be available starting on May 6, 2015, at 1:00 p.m. ET through May 20, 2015, at 11:59 p.m. ET. Interested parties may access the replay by dialing 877-660-6853 (US) or 201-612-7415 (International) and entering conference ID number 13607703. An archived webcast of the conference call will be available for 90 days on the Investors page of the Cleveland BioLabs web site at www.cbiolabs.com.

About Cleveland BioLabs

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company seeking to develop first-in-class pharmaceuticals designed to address diseases with significant medical need. The company’s most advanced product candidate is entolimod, which is being developed for a biodefense indication and as a potential cancer treatment. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC and through two joint ventures, Panacela Labs, Inc. and Incuron, LLC. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company's website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words and phrases such as “will,” “may,” “potential,” “continue,” “proposals,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to successfully develop and commercialize our therapeutic products; our ability to discover and support indications for our therapeutic products; our ability to successfully submit and receive approval of our pre-Emergency Use Application (pre-EUA) for entolimod; the conduct and results of our various clinical trials; our ability to obtain approval from the U.S. Food and Drug Administration of our product candidates; our ability to conduct studies that are required for a Biological Licensure Application (BLA); potential funding from the Department of Defense and other government agencies; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These risks and uncertainties include, among others, the Company’s failure to successfully and timely develop existing and new products; the Company’s collaborative relationships and the financial risks related thereto; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company’s ability to comply with its obligations under license agreements; the Company’s inability to obtain regulatory approval in a timely manner or at all; the unavailability of funds from the Department of Defense and the Company’s inability to satisfy conditions related thereto; subsequent changes in the agreement with the Russian Ministry of Industry and Trade; and the Company’s history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the “Risk Factors” and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Rachel Levine, Vice President, Investor Relations

Cleveland BioLabs, Inc.

T: (917) 375-2935

E: rlevine@cbiolabs.com

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CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$4,256,016	$3,103,969
Short-term investments	769,700	-
Accounts receivable	307,404	267,199
Other current assets	248,616	174,179
	5,581,736	3,545,347

Equipment, net	209,641	244,537
Restricted cash	815,883	1,699,759
Other long-term assets	48,961	56,131
Investment in Incuron, LLC	4,020,892	4,268,458

Total assets	$10,677,113	$9,814,232

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$989,646	$1,057,743
Accrued expenses	2,070,984	1,804,456
Deferred revenue	418,673	156,317
Accrued warrant liability	4,547,691	862,074
Current portion of note payable	2,736,365	2,640,968
Current portion of capital lease obligation	-	7,522
	10,763,359	6,529,080

Long-term debt	1,321,218	1,499,050
Commitments and contingencies	-	-

Total liabilities	12,084,577	8,028,130

Convertible Preferred Stock, $.005 par value, 718 shares designated, 717.4 shares outstanding	4	-

Stockholders' equity:
Total Cleveland BioLabs, Inc. stockholders' deficit	(5,459,022)	(1,607,397)
Noncontrolling interest in stockholders' equity	4,051,554	3,393,499
Total stockholders' (deficit)/equity	(1,407,468)	1,786,102

Total liabilities and stockholders' equity	$10,677,113	$9,814,232

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CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter ended March 31,
	2015	2014
Revenues:
Grants and contracts	$607,329	$1,334,254

Operating expenses:
Research and development	1,610,970	2,439,773
General and administrative	2,307,871	2,413,543
Total operating expenses	3,918,841	4,853,316

Loss from operations	(3,311,512)	(3,519,062)

Other income (expense):
Interest and other expense	(46,394)	(317,922)
Foreign exchange loss	(43,735)	(151,771)
Gain on deconsolidation of Incuron, LLC	-	-
Change in value of warrant liability	(49,358)	2,087,558
Equity in loss of Incuron, LLC	(247,566)	-
Total other income (expense)	(387,053)	1,617,865

Net loss	(3,698,565)	(1,901,197)

Net loss attributable to noncontrolling interests	48,243	315,825

Net loss attributable to Cleveland BioLabs, Inc.	$(3,650,322)	$(1,585,372)

Net loss available to common stockholders per share of common stock, basic and diluted	$(1.14)	$(0.63)

Weighted average number of shares used in calculating net loss per share, basic and diluted	3,206,249	2,498,407

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CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter ended March 31,
	2015	2014
Cash flows used in operating activities	$(2,227,550)	$(2,833,309)
Cash flows provided by (used in) investing activities	43,192	(10,805)
Cash flows provided by financing activities	3,311,877	6,335,195
Effect of exchange rate change on cash and equivalents	24,528	(147,850)

Increase in cash and cash equivalents	1,152,047	3,343,231

Cash and cash equivalents at beginning of period	3,103,969	10,048,466

Cash and cash equivalents at end of period	$4,256,016	$13,391,697

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CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE

(UNAUDITED)

We define net cash burn as the net increase (or decrease) in cash, cash equivalents and short-term investments excluding the effect of capital markets financing activities, and the net increase (or decrease) in restricted cash, as determined in accordance with generally accepted accounting principles or GAAP. And we separately track net cash burn for Cleveland BioLabs, Inc. and its wholly-owned subsidiary BioLab 612, LLC, which we refer to as CBLI Stand-alone, as well as for the consolidated entity which includes the accounts of Incuron, LLC (through November 25, 2014), Panacela Labs, Inc. and Panacela Labs, LLC. We deconsolidated Incuron on November 25, 2014 as we no longer maintained a controlling equity interest as of that date. This non-GAAP measure may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. We believe that net cash burn is relevant and useful information for the Company and our investors as it provides a simple method of determining net cash used by the Company. A calculation of net cash burn is provided below:

	Quarter ended March 31,
	2015	2014
CBLI Stand-alone:
Cash, cash equivalents, and short-term investments, beginning of period	$2,573,425	$7,957,302
Cash, cash equivalents and short-term investments, end of period	3,558,431	12,021,569

Period increase/(decrease)	985,006	4,064,267
Less net proceeds from the sale of common stock	(3,501,457)	(6,355,001)
Net cash burn for the period	(2,516,451)	(2,290,734)
Number of months in period	3	3

Net monthly cash burn	$(838,817)	$(763,578)

Consolidated:
Cash, cash equivalents, and short-term investments, beginning of period	$3,103,969	$10,354,004
Cash, cash equivalents and short-term investments, end of period	5,025,716	13,671,910

Period increase/(decrease)	1,921,747	3,317,906
Less net proceeds from the sale of common stock	(3,501,457)	(6,355,001)
Release of restricted cash	(770,609)	-
Net cash burn for the period	(2,350,319)	(3,037,095)
Number of months in period	3	3

Net monthly cash burn	$(783,440)	$(1,012,365)

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